LOAN AGREEMENT

THIS LOAN AGREEMENT (this "Agreement") is made this __ day of _______, 2009 by and between California Gold Corp., a Nevada corporation (“Borrower”), and ____________ (“Lender”).

WITNESSETH:

WHEREAS, to provide Borrower with sufficient working capital to enable Borrower to fulfill its accounting obligations incident to its business, Lender has agreed to provide Borrower with a temporary loan in the principal amount of $2,500.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender, intending to be legally bound, agree as follows:

ARTICLE I – LOAN

1.1. Loan. Lender agrees, on the terms and conditions of this Agreement, to make a loan to Borrower in the amount of Two Thousand Five Hundred Dollars ($2,500) (the “Loan”).

1.2. Repayment. The Loan shall be repaid at the initial closing of a private placement to be conducted by Borrower. The private placement shall involve the sale of 10,000,000 shares of Borrower’s common stock at a price of $0.125 per share or an aggregate of $1,250,000.

ARTICLE II - MISCELLANEOUS

2.1. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties.

2.2. Governing Law/Venue. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements entered into and to be performed entirely within New York. Any dispute or controversy concerning or relating to this Agreement shall be exclusively resolved in the federal or state courts located in the City, County and State of New York.

2.3. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.4. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Seller and Buyer.

IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed on their behalf by an agent thereunto duly authorized, this Agreement as of the date first above written.

BORROWER:

CALIFORNIA GOLD CORP.

By:
Name: James Davidson
Title: President, Treasurer, Chief Executive
Officer, Chief Financial Officer and
Director

LENDER:

Name:

Schedule of Lenders

Note: For the Exhibit listed in the first column below, only the form of loan agreement has been filed as an exhibit to the Registrant's Form S-1 registration statement. This Schedule provides detail as to the actual loan agreements executed under the form filed as an exhibit and lists the material details in which each such instrument differs from the form of document filed.

Exhibit No.	Agreement	Name of Holder to Whom Instrument was Issued	Date of Agreement	Maturity Date	Amount of Note

10.8	0% Promissory Note Loan Agreement	Michael Baybak	10/8/2009	*	$2,500
		James Davdison	10/9/2009	*	$2,500
		Barry Honig	10/9/2009	*	$2,500
		Gottbetter Capital Group, Inc.	10/12/2009	*	$2,500

* Note to be repaid at the initial closing of a private placement to be conducted by the Registrant for the sale of 10,000,000 shares of Registrant's common stock at a price of $0.125 per share or an aggregate of $1,250,000.